SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) - December 20, 2001

MELLON FINANCIAL CORPORATION
(Exact name of registrant as specified in charter)

Pennsylvania	1-7410	25-1233834
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	One Mellon Center 500 Grant Street Pittsburgh, Pennsylvania (Address of principal executive offices)	15258 (Zip code)

Registrant's telephone number, including area code - (412) 234-5000

ITEM 5.	OTHER EVENTS

On December 20, 2001, Mellon Financial Corporation (the "Corporation") signed a definitive agreement with Brown & Company, the online brokerage unit of J. P. Morgan Chase & Co., to sell Dreyfus Brokerage Services, Inc. ("DBS"), the Corporation's online trading business. The sale includes approximately 75,000 accounts and approximately $6 billion of assets in safekeeping. Terms of the all-cash deal, expected to close in early 2002 pending necessary regulatory approvals, were not disclosed.

Set forth below are some performance statistics with respect to DBS:

(approximate amounts)	1999	2000	2001

Active brokerage accounts	67,000*	73,500*	74,300**
Average trades per day	10,000	13,000	7,700***

*	At December 31
**	At September 30
***	Through September 30

At September 30, 2001 (millions)

Margin loans	$332
Customer sweep deposits	$751
Goodwill	$141

(in millions)	Nine months ended September 30, 2001	Nine months ended September 30, 2000

Net interest revenue	$ 16	$23
Brokerage fees	$ 21	$39
Other non-interest revenue	$ 3	$ 1
Total revenue	$ 40	$63
Pretax income (old GAAP)	$ 4	$25

The results of DBS and the results of this transaction will be reported in Discontinued Operations in the Corporation's financial statements.

This Current Report on Form 8-K contains statements that are considered "forward looking statements." These statements relate to the expected timing and closing of the transaction described in this Current Report and the receipt of necessary regulatory approvals. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including without limitation, failure to obtain or a delay in obtaining necessary regulatory approvals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MELLON FINANCIAL CORPORATION

	By:	/s/ MICHAEL A. BRYSON
Date: December 21, 2001		Michael A. Bryson Chief Financial Officer & Treasurer